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                                  EXHIBIT 12.1

          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

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                                                                            Three Months
                                                           Year Ended          Ended
                                                           December 31,       March 31,
                                                              2001              2002
                                                           ----------        ---------
Computation of Pro Forma Earnings:
    Income before taxes                                    $ 1,348.5         $   405.5
    Net interest expense                                        43.8              12.0
    Interest portion of operating lease expense                 15.5               4.0
    Equity in (earnings) losses of 50%-or-less owned
    companies accounted for under the equity method            (16.1)             (8.7)
                                                           ---------         ---------
         Pro Forma Earnings                                $ 1,391.7         $   412.8
                                                           ---------         ---------

Computation of Pro Forma Fixed Charges:
    Net interest expense                                   $    43.8         $    12.0
    Capitalized interest                                        12.7               1.6
    Interest portion of operating lease expense                 15.5               4.0
                                                           ---------         ---------
         Pro Forma Fixed Charges                           $    72.0         $    17.6
                                                           ---------         ---------

Pro Forma Ratio of Earnings to Fixed Charges                    19.3              23.5
                                                           =========         =========
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